UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2007 (June 1, 2006)

ENERGY TRANSFER EQUITY, L.P.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 1-32740

Delaware	30-0108820
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2828 Woodside Street, Dallas, Texas	75204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 981-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

This Current Report on Form 8-K relates to an acquisition completed by our subsidiary, Energy Transfer Partners, L.P. (ETP), approximately one year ago. At the time of the acquisition ETP filed a Current Report on Form 8-K with the Securities and Exchange Commission (SEC) on June 2, 2006. Energy Transfer Equity, L.P. (ETE) is filing this Current Report on Form 8-K at this time in order to comply with SEC reporting requirements.

On June 1, 2006, our subsidiary, ETP, acquired the propane operations of Titan Energy Partners LP and its general partner, Titan Energy GP LLC (together, “Titan”), consisting of 146 retail locations in high-growth areas in 33 states spanning the United States. The acquisition of Titan added approximately 331,000 active customers and 1,250 full-time employees to our propane segment and expanded our retail propane operations into six additional states and several new operating territories, further reducing the impact adverse weather patterns and economic downturns in any one region may have on our overall operations. The acquisition of Titan also adds the Coast, Synergy, Empire and Economy trade names to our propane business.

In its 2005 fiscal year, Titan sold more than 200 million gallons of propane to over 325,000 customers. At the date of ETP’s acquisition, approximately 90% of Titan’s customers were residential customers, accounting for approximately 64% of the total retail gallons sold by Titan. Titan purchased 100% of its propane supply from Enterprise Products Partners L.P. pursuant to the terms of a five-year agreement that expires in 2010. Pursuant to the agreement, Enterprise provides Titan with procurement, logistics, scheduling, monitoring, processing, consulting and risk management services related to the purchasing and distribution of propane, allowing Titan to realize substantial back-office cost savings and the ability to procure propane at attractive prices. In addition, this arrangement has allowed Titan to reduce the amount of working capital normally required to fund inventories on pipelines and in storage facilities. In the event that Enterprise’s performance criteria are not met under the agreement, Titan has the ability to assume supply contracts with other suppliers. We believe that if supplies from Enterprise were interrupted, we would be able to secure adequate propane supplies from other sources without a material disruption of our operations.

The purchase price in the merger was approximately $619 million, including the payoff of long-term debt (net of acquired cash) and the assumption of other liabilities. The payment of the purchase price was initially financed through borrowings under ETP’s revolving credit facility.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The audited consolidated balance sheet of Titan Energy Partners LP as of June 30, 2005 and the related audited consolidated statements of operations, cash flows and changes in partners’ capital for the period from December 20, 2004 through June 30, 2005 (successor company) and for the period from July 1, 2004 through December 19, 2004 (predecessor company), together with the audit report thereon, and the unaudited condensed consolidated balance sheet as of March 31, 2006 and the unaudited condensed consolidated statements of operations, cash flows, and changes in partners’ capital for the nine months ended March 31, 2006 (successor company) and the period of December 20, 2004 through March 31, 2005 (successor company) and the period of July 1, 2004 through December 19, 2004 (predecessor company) are filed as Exhibit 99.1 to this Current Report.

(b) Pro forma financial information.

The unaudited pro forma condensed consolidated balance sheet as of May 31, 2006, and the unaudited pro forma condensed consolidated statements of operations for the year ended August 31, 2005 and the nine months ended May 31, 2006 of Energy Transfer Equity, L.P. and the related notes are filed as Exhibit 99.2 to this Current Report.

(c) Exhibits. The following exhibits are being furnished herewith:

Exhibit 99.1 - Audited consolidated balance sheet of Titan Energy Partners LP as of June 30, 2005 and the related audited consolidated statements of operations, cash flows and changes in partners’ capital for the period from December 20, 2004 through June 30, 2005 (successor company) and for the period from July 1, 2004 through December 19, 2004 (predecessor company), together with the audit report thereon, and the unaudited condensed consolidated balance sheet as of March 31, 2006 and the consolidated condensed statements of operations, cash flows, and changes in partners’ capital for the nine months ended March 31, 2006 (successor company) and the period of December 20, 2004 through March 31, 2005 (successor company) and the period of July 1, 2004 through December 19, 2004 (predecessor company).

Exhibit 99.2 - The unaudited pro forma condensed consolidated balance sheet as of May 31, 2006, and the unaudited pro forma condensed consolidated statements of operations for the year ended August 31, 2005 and the nine months ended May 31, 2006 of Energy Transfer Equity, L.P. and the related notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.

Date: June 6, 2007	By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Audited consolidated balance sheet of Titan Energy Partners LP as of June 30, 2005 and the related audited consolidated statements of operations, cash flows and changes in partners’ capital for the period from December 20, 2004 through June 30, 2005 (successor company) and for the period from July 1, 2004 through December 19, 2004 (predecessor company), together with the audit report thereon, and the unaudited condensed consolidated balance sheet as of March 31, 2006 and the consolidated condensed statements of operations, cash flows, and changes in partners’ capital for the nine months ended March 31, 2006 (successor company) and the period of December 20, 2004 through March 31, 2005 (successor company) and the period of July 1, 2004 through December 19, 2004 (predecessor company).

Exhibit 99.2	The unaudited pro forma condensed consolidated balance sheet as of May 31, 2006, and the unaudited pro forma condensed consolidated statements of operations for the year ended August 31, 2005 and the nine months ended May 31, 2006 of Energy Transfer Equity, L.P. and the related notes.